Exhibit 99.1

For Immediate Release

FORMER SANYO EXECUTIVE APPOINTED TO TRIPATH

TECHNOLOGY INC. BOARD OF DIRECTORS

San Jose, Calif., December 13, 2004 – Tripath Technology Inc. (Nasdaq: TRPH) announced today that Mr. Akifumi Goto has been appointed to its board of directors. Mr. Goto, who is the fifth member of Tripath’s board, will serve on the board’s Audit Committee as the designated “financial expert.”

“We are very pleased to have Mr. Goto as a member of the Tripath board” said Dr. Adya S. Tripathi, Chairman, President and CEO of Tripath. “His exceptional background with SANYO Semiconductor Corporation will help strengthen our board in its oversight responsibilities.” SANYO Semiconductor Corporation (“SSC”) is a wholly owned subsidiary of SANYO Electric Co., Ltd, and is a supplier to the automotive, telecommunications, business equipment, consumer electronics, and industrial electronics industries throughout North America. Mr. Goto joined SANYO Electric Co., Ltd in 1978 and was assigned to its U.S. subsidiary, SSC, where he was promoted to Vice President in 1983 and to Executive Vice President in 1986. Mr. Goto subsequently served as SSC’s President and CEO from 1993 to 2002 and as SSC’s Chairman from 2002 to 2004. Mr. Goto has served on the boards of SANYO North America Corporation, 8x8 Inc.,Techwell Inc., iTv Corporation and New Jersey State Ramapo College. He currently serves on the boards of M2 Networks, Inc. and cDream Corporation. Mr. Goto received his BSEE from Tamagawa University in Tokyo, Japan and his MBA from Santa Clara University.

About Tripath Technology Inc.

Based in San Jose, Calif., Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing (DPP®), which leverages modern advances in digital signal processing and power processing. Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath please visit Tripath’s web site at www.tripath.com.

Contact:

Clarke Seniff

Vice President of Finance and Chief Financial Officer

Tripath Technology Inc.

2560 Orchard Parkway

San Jose, CA 95131

Phone: (408) 750-6801

Clarke@tripath.com